Mail Stop 0610
Via Facsimile and U.S. Mail

								October 6, 2005



Jean Vezina
Vice President, Finance and
Chief Financial Officer
Axcan Pharma Inc.
597 Laurier Blvd.,
Mont St-Hilaire
Quebec, Canada J3H 6C4

      Re:	Axcan Pharma Inc.
		Form 40-F for the fiscal year ended September 30, 2004
		Filed January 21, 2005
		File No. 000-30860

Dear Mr. Vezina:

	We have completed our review of your Form 40-F and have no further comments at this time.


								Sincerely,



								Kevin Woody
								Branch Chief